EXHIBIT (5)

                           CUMMINGS & LOCKWOOD
                           Four Stamford Plaza
                               P.O. Box 120
                       Stamford, Connecticut 06904



                              June 27, 1996



 Air Express International Corporation
 120 Tokeneke Road
 Darien, CT  06820

          Re: 749,994 Shares of Common Stock, par value $.01 per share, of Air Express International
               Corporation

 Ladies and Gentlemen:

          We are counsel to Air Express International Corporation, a Delaware corporation (the "COMPANY"), and have represented the Company with respect to the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the registration of 749,994 issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "SHARES"), to be offered for sale and sold by and for the account of existing shareholders of the Company.

          In rendering this opinion, we have relied upon (i) a copy of the Registration Statement; (ii) an executed copy of the Agreement and Plan of Reorganization dated March 27, 1996, among the Company, AEIC Acquisition Corporation, a Louisiana corporation ("AEIC"), Lusk Shipping Company, Inc., a Louisiana corporation ("LUSK"), the stockholders of Lusk and the certain representatives of the stockholders of Lusk (the "MERGER AGREEMENT"), and a certified copy of the Certificate of Merger filed with the Delaware Secretary of State on April 26, 1996, merging AEIC with and into Lusk (the "CERTIFICATE OF MERGER"), pursuant to which documents the Shares were originally issued by the Company; and (iii) A certificate from Chase Mellon Shareholder Services, L.L.C., the stock transfer agent for the Company, certifying that certificates representing the Shares have been duly executed, countersigned and registered pursuant to the terms of the Merger Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and
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 necessary as a basis for this opinion.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the valid authorization, execution and delivery of the Merger Agreement by each party other than the Company and the due organization, valid existence and good standing of each such party.

          Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

          We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Shares.

          This opinion is limited to the laws of the State of Connecticut, the Delaware General Corporation Law and the laws of the United States of America to the extent applicable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm that are included in or made a part of the Registration Statement.

                              Sincerely,

                              /s/ CUMMINGS & LOCKWOOD

                              CUMMINGS & LOCKWOOD